UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. *)


                                    RTW, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    74974R107
               ---------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))
                                Page 1 of 5 Pages

-----------------------
CUSIP No. 74974R107
-----------------------


================================================================================
  1      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Resource Trust Company - 41-1250535
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)  [ ]
         (SEE INSTRUCTIONS)                                    (b)  [X]


--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

         Minnesota
--------------------------------------------------------------------------------
                    5      SOLE VOTING POWER

  NUMBER OF                1,470,518
                    ------------------------------------------------------------
   SHARES           6      SHARED VOTING POWER

 BENEFICIALLY              -0-

   OWNED BY         ------------------------------------------------------------
                    7      SOLE DISPOSITIVE POWER
    EACH
                           1,470,518
  REPORTING
                    ------------------------------------------------------------
   PERSON           8      SHARED DISPOSITIVE POWER

    WITH                   -0-

--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,470,518
--------------------------------------------------------------------------------
 10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        [ ]
         CERTAIN SHARES (SEE INSTRUCTIONS)

         Not Applicable
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         11.9%1
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         BK
================================================================================


____________________
1 Based upon an aggregate of 12,312,255 shares outstanding as of October 31, 1999.


                                Page 2 of 5 Pages

-----------------------
CUSIP No. 74974R107
-----------------------


     Item 1(a).     Name of Issuer:
     ---------      --------------

                    RTW, Inc.


     Item 1(b).     Address of Issuer's Principal Executive Offices:
     ---------      -----------------------------------------------

                    8500 Normandale Lake Boulevard, Suite 1400
                    Bloomington, MN 55437


     Item 2(a).     Name of Person Filing:
     ----------     ----------------------

                    Resource Trust Company


     Item 2(b).     Address of Principal Business Office or, if none, Residence:
     ---------      -----------------------------------------------------------

                    900 South Second Avenue South, Suite 300
                    Minneapolis, MN 55402


     Item 2(c).     Citizenship:
     ---------      -----------

                    Resource Trust Company is a Minnesota corporation.


     Item 2(d).     Title of Class of Securities:
     ---------      ----------------------------

                    Common Stock


     Item 2(e).     CUSIP Number:
     ---------      ------------

                    74974R107


                               Page 3 of 5 Pages

-----------------------
CUSIP No. 74974R107
-----------------------


     Item 3.        If this statement is filed pursuant to Rules 13d-1(b), or
     -------        ---------------------------------------------------------
                    13d-2(b) or (c), check whether the person filing is a:
                    -----------------------------------------------------

                    [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

                    [X] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

                    [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

                    [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

                    [ ]  An  investment   adviser  in  accordance   with  ss.
                         240.13d-1(b)(1)(ii)(E).

                    [ ]  An  employee   benefit  plan  or   endowment   fund  in
                         accordance with ss. 240.13d-1(b)(1)(ii)(F).

                    [ ]  A  parent   holding   company  or  control   person  in
                         accordance with ss. 240.13d-1(b)(1)(ii)(G).

                    [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                    [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                    [ ]  Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).


     Item 4.        Ownership
     -------        ---------

                    (a)  Amount Beneficially Owned: 1,470,518

                    (b)  Percent of Class: 11.9%

                    (c)  Number of shares as to which such person has:

                        (i)  sole power to vote or to direct the vote: 1,470,518

                        (ii) shared power to vote or to direct the vote:  -0-

                        (iii)sole power to dispose or to direct the disposition
                               of:  1,470,518

                        (iv) shared  power to dispose  or to direct the
                               disposition of:  -0-


     Item 5.        Ownership of Five Percent or Less of a Class.
     -------        --------------------------------------------

                    N/A

     Item 6.        Ownership of More than Five Percent on Behalf of Another
     ------         --------------------------------------------------------
                    Person.
                    ------

                    N/A

     Item 7.        Identification and Classification of the Subsidiary Which
     ------         ---------------------------------------------------------
                    Acquired the Security Being Reported on By the Parent
                    -----------------------------------------------------
                    Holding Company.
                    ---------------

                    N/A


                               Page 4 of 5 Pages

-----------------------
CUSIP No. 74974R107
-----------------------


     Item 8.        Identification and Classification of Members of the Group.
     ------         ---------------------------------------------------------

                    N/A

     Item 9.        Notice of Dissolution of Group.
     ------         ------------------------------

                    N/A

     Item 10.       Certification.
     -------        -------------

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 10, 2000.

RESOURCE TRUST CORPORATION



By: /s/ John A. Clymer
    --------------------------------------
    John A. Clymer





                                Page 5 of 5 Pages